Exhibit 23.9

 The Board of Directors
 Rock of Ages Corporation

 We consent to incorporation by reference in the registration statement (No. 33-33685) on Form S-8 of Rock of Ages Corporation of our report dated September 18, 1997, relating to the consolidated balance sheets of Pennsylvania Granite Corporation and subsidiary as of August 31, 1997 and August 30, 1996, and the related consolidated statements of operations and accumulated deficit, and cash flows for the three months then ended, which report appears in the October 21, 1997, prospectus on Form S-1 of Rock of Ages Corporation.

                               /s/ Greene and Company, L.L.P.

 Anderson, South Carolina
 February 4, 1998